MOVIE GALLERY APPOINTS THOMAS JOHNSON
                 INTERIM CHIEF FINANCIAL OFFICER

DOTHAN, Ala., June 1, 2006 -- Movie Gallery, Inc. (Nasdaq: MOVI) today announced that Thomas D. Johnson, Senior Vice President - Corporate Finance and Business Development, has been appointed Interim Chief Financial Officer in addition to his current responsibilities.

The appointment follows the resignation of Mark D. Moreland, Movie Gallery's Interim Chief Financial Officer. Mr. Moreland has accepted the position of Chief Financial Officer at Knowledge Learning
Corporation, a childcare provider based in Portland, Oregon. He will remain with Movie Gallery through June 15, 2006.

Joe Malugen, Chairman, President and Chief Executive Officer, said,
"We thank Mark for his meaningful contributions to our Company and wish him continued success. I also want to thank Thomas Johnson for temporarily assuming this additional responsibility. A process is already well underway to identify a qualified candidate to fill the CFO position on a permanent basis."

About Movie Gallery
Movie Gallery is the second largest North American video rental company with approximately 4,800 stores located in all 50 U.S. states, Canada and Mexico. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

Forward Looking Statements
To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including descriptions of the Company's process to find a permanent Chief Financial Officer, that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 1, 2006. In addition to the potential effect of these ongoing factors, the Company's operations and financial performance may be adversely effected if, among other factors; (i) same-store revenues are less than projected; (ii) the Company is unable to comply with the revised financial covenants contained in its senior credit facility; (iii) the Company's operational improvement initiatives and planned reductions in salaried and administrative office staff fail to generate anticipated cost reductions;
(iv) the availability of new movie releases priced for sale negatively impacts the consumers' desire to rent movies; (v) unforeseen issues with the continued integration of the Hollywood Entertainment business; (vi) the Company's actual expenses or liquidity requirements differ from estimates and expectations; (vii) consumer demand for movies and games is less than expected; (viii) the availability of movies and games is less than expected; or (ix) competitive pressures are greater than anticipated. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact
Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449
ext. 127

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